Exhibit 10.17

OFFERING DOCUMENT

BJ’S WHOLESALE CLUB HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

This document (this “Offering Document”) is hereby adopted by the Board of Directors of BJ’s Wholesale Club Holdings, Inc.., a Delaware corporation (the “Company”), in its capacity as Administrator of the BJ’s Wholesale Club Holdings, Inc. Employee Stock Purchase Plan (the “Plan”). This Offering Document is adopted pursuant to Article IV of the Plan and is hereby incorporated by reference into and made a part of the Plan. Defined terms used herein without definition shall have the meanings specified in the Plan, except as otherwise provided herein.

This Offering Document shall apply with respect to Offering Periods under the Plan until this Offering Document is terminated, amended or modified by the Administrator or a new Offering Document is adopted by the Administrator.

Eligibility Requirements:	Eligible Employees shall be eligible to participate, provided they meet the eligibility requirements set forth in the Plan. Notwithstanding the forgoing, an Eligible Employee (i) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act, (ii) who has not completed six months of service to the Company or (iii) whose customary employment is for twenty hours or less per week, is not eligible to participate.

Length of Offering Periods:	Six (6) Months

Offering Periods to Commence on Each:	On each July 1 and January 1 following the Effective Date.

The first Offering Period under the Plan will commence on January 1, 2019.

Purchase Dates:	The Purchase Date with respect to each Offering Period shall occur on the last Trading Day in such Offering Period, which dates are expected to be December 31 and June 30 (unless such dates are not trading days).

Maximum Number of Shares of Common Stock That May Be Purchased By Any Eligible Employee During an Offering Period:	2,000 shares

The maximum aggregate number of shares of Common Stock that may be purchased by all Eligible Employees during an Offering Period is the total number of shares of Common Stock that are reserved for issuance under the Plan as of the Enrollment Date for such Offering Period.

Purchase Price:	On each Purchase Date, the purchase price for a share of Common Stock will be 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII of the Plan; provided, further, that the Purchase Price shall not be less than the par value of a share of Common Stock.

Contributions:	A Participant may elect to have up to 15% of his or her Compensation deducted on each payday on an after-tax basis for use in purchasing Common Stock pursuant to the Plan.

Enrollment:	Eligible Employees must enroll in an Offering Period by delivering a subscription agreement to the Company prior to June 15, for an Offering Period beginning on July 1 and prior to December 15, for an Offering Period beginning on January 1.

Changes in Contribution Rates:	Participants may increase, decrease or suspend their rate of contributions once during an Offering Period. Any such change or suspension of contributions shall be effective with the first full payroll period following five business days after the Company’s receipt of a new subscription agreement.

Withdrawals:	An Eligible Employee must withdraw from an Offering Period at least fifteen days prior to the end of the Offering Period.

If an Eligible Employee withdraws from the Plan, the Eligible Employee may elect to participate again in the Plan for any subsequent Offering Period so long as the Eligible Employee is still eligible to participate in the Plan.

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